COTY PROMOTES LAURENT MERCIER TO CHIEF FINANCIAL OFFICER

•Mercier, Coty’s Deputy CFO, to succeed Pierre-André Terisse
•Having joined Coty in 2017, Mercier brings over 25 years’ experience in finance and consumer goods
•Terisse to assist in the transition until February 2021, and to be appointed a Coty designated member of Wella JV’s Board

NEW YORK -- Coty Inc. (NYSE: COTY), one of the world’s leading beauty companies and the global leader in fragrances, today announced the promotion of Laurent Mercier to Chief Financial Officer (CFO). Mercier, who is currently Coty’s Deputy CFO, has been with the company since 2017. He succeeds Pierre-André Terisse, with whom he has worked closely at both Coty and during their previous roles at Danone. Following Mercier’s appointment, Terisse will assist in the transition until February 2021, after which he will serve as a Coty designated member of the Board of Wella.

Mercier, who is based in Coty’s Amsterdam headquarters, will begin his tenure as CFO on February 15, 2021. He will join the Executive Committee and report directly to CEO Sue Y. Nabi. Mercier joined Coty as CFO of its Luxury division in 2017, where he increased operating income by more than 50% in two years while maintaining mid-single digit LFL sales growth. He previously spent 20 years at global food and beverage giant Danone, where he held several leadership roles; including CFO of Evian Volvic Germany; CFO for Asia, Middle East and Africa; and leading Danone’s European Dairy business. Mercier will continue driving Coty’s turnaround program together with Gordon von Bretten, who leads the execution of Coty’s $600 million fixed cost reduction program in his role as Chief Transformation Officer.

Today’s announcement follows the completion of the strategic separation of Coty’s Professional and Retail Hair business – including the Wella, Clairol, OPI and ghd brands (together, “Wella”) – which Terisse had overseen.

Commenting on the announcement, Sue Y. Nabi, Coty's CEO, said:

“I am very excited to announce Laurent’s promotion to CFO. He is a very capable leader who has been instrumental in the financial transformation of Coty during an extremely challenging operating environment, building a stronger, more focused and top line oriented business that’s set up for profitable growth. Laurent knows this business inside-out, playing a critical role in recent months in allocating resources and marketing investments behind the most promising opportunities. He brings a wealth of global experience, both from his time here at Coty and from high-profile leadership roles at Danone.”

Laurent Mercier, the incoming Coty CFO, said:

“It’s a great honor to become the CFO of this iconic business. As a company, we are 100% focused on diligent cost control and reigniting sustainable sales growth, and we will continue to deliver on our robust financial commitments, including reaching leverage of ~5x by end of CY21 and less than 3x in the medium term. Our Q1 results and the Wella divestment reflect the excellent progress made under Sue’s inspirational leadership and we will continue on this path to success. I would like to thank my long-time colleague Pierre-André for everything he has achieved. I look forward to building on his legacy and growing this fantastic company for many years to come.”

“I thank Pierre-André for all his skill and dedication since joining Coty. His work as part of the leadership team was critical for navigating the incredibly challenging environment caused by COVID-19 and in establishing a strong financial platform for growth, culminating in the successful divestiture of Wella last week. These achievements are now enabling us to increase strategic investments in our most successful brands and categories as we harness our positive momentum into 2021 and beyond.”

The appointment of Mercier comes as Sue Y. Nabi has strengthened her leadership team with established industry experts. Coty recently announced two new leaders to drive its Consumer Beauty organization: Stefano Curti (Chief Brands Officer, Consumer Beauty) and Alexis Vaganay, who was promoted to Chief Commercial Officer, Consumer Beauty. The company has also recruited Isabelle Bonfanti as Chief Commercial Officer, Luxury, and Jean-Denis Mariani to the role of Chief Digital Officer.

ENDS

About Coty Inc.
Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Coty is the global leader in fragrance and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

Contacts

Investor Relations Olga Levinzon, +1 212 389-7733 / Olga_Levinzon@cotyinc.com

Media Antonia Werther, +31 621 394495 / Antonia_Werther@cotyinc.com